Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren
Vice President, Chief Financial Officer
(510) 661-1802
amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Fremont, Calif., April 21, 2005 – Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the first quarter ended March 31, 2005.

For the first quarter 2005, Curon Medical reported net sales of $857,000, compared to net sales of $906,000 in the first quarter of 2004, and $1.0 million in the fourth quarter of 2004. Net loss for the quarter was $2.97 million, or $0.12 per share, compared with a net loss of $3.55 million, or $0.16 per share, in the first quarter of 2004, and $4.21 million, or $0.17 per share, in the fourth quarter of 2004. The first quarter results reflected the sale of six Stretta® Control Modules and ten Secca® Control Modules plus the placement of five additional Stretta Control Modules for evaluation. Sales also included 367 Stretta disposable Catheters and 210 Secca disposable handpieces. As of March 31, 2005, Curon Medical had cash, cash equivalents and investments totaling $2.9 million.

Larry C. Heaton II, President and Chief Executive Officer of Curon Medical, said, “We are pleased to report that sales of our Secca System, which enables the minimally invasive Secca procedure for the treatment of Bowel Incontinence (BI), continued to improve during the quarter. This marks the fourth consecutive quarter of growth in Secca Control Module sales, total Secca disposable handpiece sales, re-orders of Secca disposable handpieces, and the number of customers reordering Secca disposable handpieces. We have additional near-term opportunities to facilitate adoption of this technology through our educational activities at physician professional society meetings, including the recent meeting of the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES), which marked our debut of the Secca System to this society of primarily General Surgeons, and the meeting of the American Society of Colon and Rectal Surgeons (ASCRS) meeting in early May.”

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“With the Stretta product line we focused our efforts during the quarter primarily on customers representing the existing installed base of approximately 300 Stretta Control Modules in the United States. Our near-term goal is to increase utilization by all of our existing U.S. customers, in particular those customers who have not performed procedures in some time. We were pleased to see these efforts during the quarter result in nine customers ordering disposables to perform Stretta procedures for the first time since before 2004, and in four customers upgrading their older generation Stretta Control Modules to the newest version. While these usage-focused activities do not generate the capital revenue associated with the sale of Control Modules to new customers, they do help build the foundation of quarterly recurring revenue needed to reach profitability,” continued Mr. Heaton.

“We believe that one issue that was potentially having a negative impact on adoption and utilization of the Stretta System during the first quarter has been resolved,” said Jayne Little, Curon Medical’s Director of Reimbursement. “During the quarter there was an element of uncertainty regarding the final amount of reimbursement a facility would receive for performing the Stretta procedure, and an expectation that the amount might be revised upwards. In late March, the Center for Medicare and Medicaid Services (CMS) published its April 2005 Update of the Hospital Outpatient Prospective Payment System (OPPS). In Appendix A of this document the payment rate for the Ambulatory Payment Classification (APC) 0422, which includes the Stretta procedure, was increased from $1,265 per procedure to $1,335 per procedure, effective April 1, 2005, and retroactive for all procedures performed since January 1, 2005. This APC establishes the amount a facility will be reimbursed when they perform a Stretta procedure on a Medicare patient. The payment rate is used as a baseline and adjusted for local wage variations. With the new payment rate, actual facility reimbursement for the Stretta procedure will now range from $977 to $2,584, depending upon location. With a final amount now established for 2005, customers and potential customers can now accurately calculate the level of reimbursement that their facility can obtain, which we believe may positively impact adoption and subsequent utilization of the Stretta procedure.”

On April 8, 2005 and April 19,2005, the Company signed definitive agreements for the private placement of common stock to institutional investors for a total of $12.0 million, before transaction fees and expenses. The placement is structured to be completed in two closings. The first closing occurred on April 8, 2005. The second closing is conditioned upon stockholder approval.

In this first closing, the Company raised approximately $3.2 million in gross proceeds by issuing a total of 4,962,614 shares of common stock at a price of $0.65 per share, representing a 19 percent discount to the Company’s April 7, 2005 $0.80 per share closing price. Investors received warrants to purchase an aggregate of 2,481,298 shares of common stock at a price of $1.00 per share. The warrants expire in 2010. Net proceeds to the Company from the first closing after estimated costs and expenses were approximately $2.6 million.

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An additional amount of approximately $8.8 million has been deposited to escrow and will be released to the Company in the event that the Company obtains stockholder approval for the subsequent sale of securities. The Company intends to seek stockholder approval at its upcoming Annual Meeting. In the event that stockholder approval is received, net proceeds to the Company from the second closing will be approximately $8.4 million. The terms of the subsequent closing are essentially identical to those from the first closing. SVB Alliant and The Robins Group LLC served as placement agents for the transaction.

“The proceeds of the placement will strengthen our balance sheet and will be used for working capital purposes, primarily to fund the Company’s continuing development of its core business related to the use of radiofrequency energy for the treatment of disorders of the gastrointestinal tract,” said Alistair F. McLaren, Curon Medical’s Chief Financial Officer. “With the addition of the funds being held in escrow pending stockholder approval, we believe that we would have sufficient cash on-hand to fund operations for at least the next twelve months.”

This press release does not constitute an offer to sell, the solicitation of an offer to buy any security, or the solicitation to vote in favor of any stockholder proposal. The shares and warrants issued or to be issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. The Company has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants.

Conference Call

Curon Medical will host a conference call today at 5:00 p.m. eastern time/2:00 p.m. pacific time to discuss the first quarter results. The live call may be accessed by dialing (719) 457-2734 and through a web cast at the Curon Medical website www.investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from 10:00 p.m. eastern time today until midnight eastern time on April 28, 2005. The confirmation number to access the replay is 7874652.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

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About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, specifically, statements concerning continued growth in the Company’s Secca system adoption and sales; the success of its strategy to increase utilization among its installed base of Stretta system customers and the possibility of a resulting increase in recurring revenue; the impact of changing amounts of reimbursement on utilization of the Company’s Stretta system; the timing and occurrence of the second closing of the Company’s private placement financing, the timing and success in obtaining stockholder approval for the second closing, and the projected uses for the proceeds from the financing; the Company’s future capital needs; its ability to execute its operating plan, and the adequacy of the private placement to satisfy the going concern issue are forward-looking statements within the meaning of the Safe Harbor, as are statements concerning Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results,” in Curon’s Annual report of Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on March 29, 2005. The forward-looking statements are made as of April 21, 2005, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CURON MEDICAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2005	2004
Revenues	$857	$906
Cost of goods sold	982	1,022

Gross loss	(125)	(116)

Operating expenses:
Research and development	293	497
Clinical and regulatory	200	353
Sales and marketing	1,785	2,069
General and administrative	939	985

Total operating expenses	3,217	3,904

Operating loss	(3,342)	(4,020)
Interest income and other expense, net	376	468

Net loss	$(2,966)	$(3,552)

Net loss per share, basic and diluted	$(0.12)	$(0.16)

Shares used in computing net loss per share, basic and diluted	24,810	22,659

CURON MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$2,908	$374
Marketable securities	—	5,518
Accounts receivable, net	601	620
Inventories, net	863	777
Prepaid expenses and other current assets	683	987

Total current assets	5,055	8,276
Property and equipment, net	511	551
Other assets	299	330

Total assets	$5,865	$9,157

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,671	$1,651
Other liabilities	123	124
Warrant liability	131	469
Stockholders’ equity:	3,940	6,913

Total liabilities and stockholders’ equity	$5,865	$9,157